                           PLAN UNDER SECTION 18F-3(D)
                               AS OF APRIL 9, 2009

Filed pursuant to Item 23(n) of Form N-1A

                                   SECTION I.
                       FOR THE FUNDS LISTED IN SCHEDULE I
                          (THOSE WITH CLASSES 1 AND 2)

SEPARATE ARRANGEMENTS

Each class of shares will represent interests in the same portfolio of investments of the Fund and be identical except those differences that relate to
(a) the impact of the disproportionate payments made under the Rule 12b-1 plan;
(b) the impact of the disproportionate payments made because of service fees;
(c) the differences in class expenses including transfer agent fees and any other expense determined by the board to be a class expense; and (d) the difference in voting rights on the 12b-1 plan, exchange privileges and class designations. The current classes of shares are as follows:

          Class 1 shares
          Class 2 shares

EXPENSE ALLOCATION PROCEDURES

Ameriprise Financial, Inc. (Ameriprise Financial), as the Fund's administrator, on a daily basis shall allocate the income, expenses, and realized and unrealized gains and losses of the Fund on the basis of the relative percentage of net assets of each class of shares, 12b-1 fees, transfer agent fees, and any other class specific fee, which shall be paid directly by the applicable class as follows:

12B-1 FEE:

Class 1                      None
Class 2   25 basis points of average daily net assets

     TRANSFER AGENCY SERVICES FEE:

     For CLASS 1 AND CLASS 2, the fee is 6 basis points based on average daily net assets of the applicable class.

Should an expense of a class be waived or reimbursed, Ameriprise Financial first will determine that the waiver or reimbursement will not result in another class subsidizing the class, is fair and equitable to all classes and does not operate to the detriment of another class and then shall monitor the implementation and operation to assure the waiver or reimbursement operates consistent with the determination. The board shall monitor the actions of Ameriprise Financial.

EXCHANGE PRIVILEGES

Shares of a class may be exchanged for shares of the same class of another fund that is part of the RiverSource Funds.

                                   SCHEDULE I

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Page 2

                           FUNDS WITH CLASSES 1 AND 2

Seligman Portfolios, Inc.
   Seligman Capital Portfolio
   Seligman Cash Management Portfolio
   Seligman Common Stock Portfolio
   Seligman Communications and Information Portfolio
   Seligman Global Technology Portfolio
   Seligman International Growth Portfolio
   Seligman Investment Grade Fixed Income Portfolio
   Seligman Large-Cap Value Portfolio
   Seligman Smaller-Cap Value Portfolio

                                                            CLASSES
                                                       -----------------
                       FUNDS                           CLASS 1   CLASS 2
----------------------------------------------------   -------   -------
Seligman Portfolios, Inc.
   Seligman Capital Portfolio                          Class 1   Class 2
   Seligman Cash Management Portfolio                  Class 1        --
   Seligman Common Stock Portfolio                     Class 1        --
   Seligman Communications and Information Portfolio   Class 1   Class 2
   Seligman Global Technology Portfolio                Class 1   Class 2
   Seligman International Growth Portfolio             Class 1        --
   Seligman Investment Grade Fixed Income Portfolio    Class 1        --
   Seligman Large-Cap Value Portfolio                  Class 1   Class 2
   Seligman Smaller-Cap Value Portfolio                Class 1   Class 2